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                                                                  Exhibit (c)(1)
                                                                  --------------



                                   AGREEMENT

     THIS AGREEMENT is made and entered into as of May 3, 1999 by and among The Limited, Inc., a Delaware corporation (the "Company"), Leslie H. Wexner, in his individual capacity (in such capacity, "Wexner"), and Leslie H. Wexner, as Trustee (in such capacity, the "Trustee") of The Wexner Children's Trust under a Trust Agreement dated January 24, 1996 (the "Trust").

                                    RECITALS
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     WHEREAS, the Company desires to distribute its interest in Limited Too pro rata to its shareholders (the "Limited Too Spin-Off") in a transaction which will qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the Company, Wexner and the Trustee are parties to a Contingent Stock Redemption Agreement, dated as of January 26, 1996 and amended on July 19, 1996 (as so amended, the "Contingent Stock Redemption Agreement"); and

     WHEREAS, the parties desire to rescind the Contingent Stock Redemption Agreement, including, without limitation, the credit support established by the Company and its wholly-owned subsidiary, Special Funding, Inc., as required by
Section 3.06 of the Contingent Stock Redemption Agreement (the "Credit Support"); and

     WHEREAS, the Company desires to utilize approximately $351,000,000. of cash presently restricted under the Credit Support, which will become unrestricted upon the rescission of the Contingent Stock Redemption Agreement, together with an additional approximately $449,000,000 of available cash, to purchase in a modified "Dutch auction" tender offer (the "Tender Offer") shares of the Company's common stock from shareholders other than Wexner and certain related parties;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties hereto contained herein, the parties hereto agree as follows:
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     Section 1.  Rescission of the Contingent Stock Redemption Agreement and
                 -----------------------------------------------------------
Credit Support.   As of the date hereof, the Contingent Stock Redemption
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Agreement shall be deemed, for all purposes, to be rescinded, as if such agreement was never of any force or effect, with no further action required of any of the parties hereto to effect such rescission. Without limiting the generality of the foregoing sentence, the rescission of the Contingent Stock Redemption Agreement shall terminate the Credit Support. Each of the parties agrees to take such actions and to execute and deliver such instruments as may be reasonably requested by the other to effectuate the transactions contemplated hereby, including, without limitation, the termination of the Credit Support.

     Section 2.  Representations and Warranties of the Company.  The Company
                 ---------------------------------------------
represents and warrants to Wexner and the Trustee that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, and (c) this Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Wexner and the Trustee, constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     Section 3.  Representations and Warranties of the Trustee.  The Trustee
                 ---------------------------------------------
represents and warrants to the Company that (i) the Trust has been duly constituted and is validly existing under the laws of the State of Ohio, and has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement by the Trustee and the consummation by the Trustee of the transactions contemplated hereby have been duly authorized by all necessary action under the Trust's trust agreement and no other proceedings on the part of the Trustee or any other person are necessary to authorize this Agreement or any of the transactions contemplated hereby, and (iii) this Agreement has been duly executed and delivered by the Trustee and, assuming this Agreement constitutes a valid and binding obligation of the Company and Wexner, constitutes a valid and binding obligation of the Trustee and/or its successors in trust, enforceable in accordance with its terms,

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except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     Section 4.  Representations and Warranties of Wexner.  Wexner represents
                 ----------------------------------------
and warrants to the Company that the Agreement has been duly executed and delivered by Wexner and, assuming this Agreement constitutes a valid and binding obligation of the Company and the Trustee, constitutes a valid and binding obligation of Wexner, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     Section 5.  Covenants of Wexner.  (a)  Wexner agrees that he will not, and
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will cause all members of his Immediate Family (as such term is defined in Rule
16a-1(e) under the Securities Exchange Act of 1934, as amended) who reside in his household and any corporation, partnership, trust or other entity, all of the stockholders, partners, owners or beneficiaries of which are Wexner or members of his Immediate Family not to, tender any shares of Common Stock in the Tender Offer.

     (b) Immediately prior to the Limited Too Spin-Off and any other spin-off or split-off of one or more businesses owned, directly or indirectly, by the Company (any such transaction, including, without limitation, the Limited Too Spin-Off, a "Spin-Off Transaction"), which Spin-Off Transaction occurs within 24 months of the date of this Agreement, Wexner will, if required in order for such Spin-Off Transaction to be tax-free under applicable law, represent and warrant in writing to the Company and counsel to the Company that, as of the effective date of such Spin-Off Transaction, none of Wexner, the Wexner Children's Trust, or any other person or entity described in Section 5(a) of this Agreement has any then-current plan or intention to sell exchange, transfer by gift or otherwise dispose of, after the effective date of the Spin-Off Transaction, any stock in, or securities of, the Company and Limited Too or any other business distributed to the Company's shareholders pursuant to that Spin-Off Transaction, as the case may be.

     Section 6.  Notices.  All notices, requests, demands and other
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communications hereunder shall be in writing and shall be either (i) hand-
delivered, (ii) delivered by reputable overnight courier delivery or (iii) sent by telecopy (with receipt confirmed) and shall be deemed given upon delivery when hand-delivered, or one business day after having been deposited with the

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overnight courier service or upon receipt of confirmation of telecopier, addressed as follows (or to such other address as a party may designate by notice to the other):

     If to Wexner:

          Leslie H. Wexner
          c/o The Limited, Inc.
          Three Limited Parkway
          P.O. Box 1600
          Columbus, OH 43216
          Facsimile: (614) 415-7208

     If to the Trustee:

          The Wexner Children's Trust
          c/o The Limited, Inc.
          Three Limited Parkway
          P.O. Box 1600
          Columbus, OH 43216
          Attention: Leslie H. Wexner
          Facsimile: (614) 415-7208

     If to the Company:

          The Limited, Inc.
          Three Limited Parkway
          P.O. Box 1600
          Columbus, OH 43216
          Attention: General Counsel
          Facsimile: (614) 415-7188

     Section 7.  Counterparts.  This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

     Section 8.  Governing Law.  This Agreement shall be governed by, and
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construed and interpreted in accordance with, the laws of the State of New York.

     Section 9.  Assignment; Third Party Beneficiaries.  This Agreement may not
                 -------------------------------------
be assigned by any of the parties hereto. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties

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hereto and their successors any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

     Section 10.  Public Announcements.  Wexner and the Company shall jointly
                  --------------------
approve any public announcements relating to this Agreement or the transactions contemplated hereby.

     Section 11.  Entire Agreement.  This Agreement and any documents delivered
                  ----------------
by the parties pursuant hereto, constitute the entire understanding and agreement of the parties hereto with regard to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                         THE LIMITED, INC.


                         By: /s/ Kenneth B. Gilman
                             _______________________
                             Name:  Kenneth B. Gilman
                             Title: Vice Chairman and
                                    Chief Administrative Officer



                         LESLIE H. WEXNER

                         /s/ Leslie H. Wexner
                         _____________________________

                         /s/ Leslie H. Wexner
                         _____________________________
                         LESLIE H. WEXNER
                               as Trustee of The
                               Wexner Children's Trust

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